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November 20, 2001

Tier II Employee
Accuride Corporation
7140 Office Circle
Evansville, IN 47715

  Change in Control Agreement

Dear Tier II Employee:

        Our Board of Directors believes that it is in the best interests of Accuride Corporation ("Accuride") and its shareholders to take appropriate steps to allay any concerns you may have about your future employment opportunities with Accuride and its subsidiaries (Accuride and its subsidiaries are collectively referred to as the "Company"). As a result, the Board has decided to offer to you the special package of benefits described below.

        Please bear in mind that these benefits are being offered only to a few selected employees and we accordingly ask that you refrain from discussing this special program with others. Also, please note that the special benefits package described below will only be effective if you sign the extra copy of this Change in Control Agreement (the "Agreement") which is enclosed and return it to me on or before December 15, 2001. This Agreement supersedes any other change in control agreements entered into previously by you and the Company, whether written or oral.

  1.
  TERM OF AGREEMENT.

        This Agreement is effective immediately and will continue in effect for a three-year term, ending on December 31, 2004 (the "Initial Term"). This Agreement will be automatically renewed at the end of the Initial Term for additional terms commencing on each January 1, and ending on the next following December 31 (a "Renewal Term"), unless either party serves notice of desire to terminate or modify this Agreement on the other. Such notice must comply with Section 13 and be given at least six months before the end of the Initial Term or the applicable Renewal Term. If a Change in Control or a Partial Change in Control occurs during the Initial Term or any Renewal Term, the scheduled expiration date of the Initial Term or Renewal Term, as the case may be, shall be extended for a term ending on the 18-month anniversary of the Change in Control or Partial Change in Control. Termination of this Agreement will not reduce or diminish any liabilities that have accrued prior to termination.

  2.
  SEVERANCE PAYMENT.

        If your employment with the Company is terminated without "Cause" (as defined in Section 8) within 18 months following a Change in Control or Partial Change in Control, you will receive the "Severance Payment" described below. The Severance Payment also will be payable if you terminate your employment for "Good Reason" (as defined in Section 7) within 18 months following a Change in Control or Partial Change in Control.

        The "Severance Payment" is a lump sum payment equal to the sum of: (a) 200% of your annualized base salary as of the date on which a Change in Control or Partial Change in Control occurs, plus (b) 200% of any bonus or incentive compensation paid or payable to you pursuant to the Company's Incentive Compensation Program, determined as the greater of the following: (i) the incentive compensation to which you would have been entitled if the year were to end on the day on which the Change in Control or Partial Change in Control occurs, based upon an annualized figure determined using performance up to that date; or (ii) the average of the actual incentive compensation paid to you through the Incentive Compensation Program during the three years preceding the year of your termination. The Severance Payment shall be reduced by the full amount of any payments to which you may be entitled due to your termination pursuant to any other Company severance policy, any agreement between you and the Company providing for severance, or applicable law.

        The Severance Payment will be paid in one lump sum within 10 days following your termination of employment.

        The Severance Payment will not be payable if your employment is terminated for Cause, if you terminate your employment without Good Reason, or if your employment is terminated by reason of your "Disability" (as defined in Section 10(d)) or your death. In addition, the Severance Payment will not be payable if your employment is terminated by you or the Company for any or no reason before a Change in Control or Partial Change in Control occurs or more than 18 months after a Change in Control or Partial Change in Control has occurred.

        In order to receive the Severance Payment, you must execute a release of known or unknown claims that you may have against the Company. The release shall be in a form reasonably requested by Company.

        The Severance Payment will be payable without regard to whether you look for or obtain alternative employment following your termination of employment with the Company.

  3.
  ACCELERATION OF OR PAYMENT FOR OPTIONS.

        If an agreement is entered into that will result in a Change in Control or Partial Change in Control, before the Change in Control or Partial Change in Control occurs the Compensation Committee of the Company's Board of Directors will accelerate the exercisability of any options you hold to acquire Company stock in accordance with the acceleration provisions of the 1998 Stock Purchase and Option Plan for Employees of Accuride Corporation and Subsidiaries.

  4.
  OTHER BENEFITS.

          (a)    In General.    If your employment is terminated by the Company without Cause, or if you terminate your employment for Good Reason, within 18 months following a Change in Control or Partial Change in Control, the Company shall arrange to provide you, for an 18-month period, with disability, accident, dental and group health insurance benefits substantially similar to those which you were receiving immediately prior to your termination. The cost to you of a particular type of benefit (e.g., dental insurance) shall be not more than the cost to you of that particular benefit immediately prior to your termination. The Company may provide the health insurance benefit described under this Section by paying a portion of the premiums you are required to pay for continued health insurance coverage under the Company's health insurance plan pursuant to COBRA. The amount paid by the Company will be equal to the difference between the total COBRA premium and the amount you were required to pay for health insurance immediately prior to your termination.

        Your right to receive continued health insurance benefits pursuant to COBRA shall commence upon the termination of your employment and shall not be extended by your rights under this Agreement.

        Your right to receive all forms of benefits described under this paragraph (a) shall terminate as soon as you become eligible to receive health care benefits, without exclusion for pre-existing conditions, from any other employer.

          (b)    Outplacement and Financial Planning Benefits.    If your employment is terminated by the Company without Cause, or if you terminate your employment for Good Reason, within 18 months following a Change in Control or Partial Change in Control, the Company will provide you with (i) senior executive outplacement services; and (ii) a tax and financial planning services stipend in an amount equal to the amount you received in the year prior to the year in which the Change in Control or Partial Change in Control takes place. The Company will select the firm to provide outplacement services.

          (c)    Mayo Executive Physical Program.    If your employment is terminated by the Company without Cause, or if you terminate your employment for Good Reason, within 18 months following a Change in Control or Partial Change in Control, the Company will, for a period of 12 months following your termination, continue to allow you to participate in the Mayo Executive Physical Program and cover all expenses associated therewith, including, without limitation, travel, meals, lodging and fees.

  5.
  RETIREMENT AND SAVINGS PLAN.

        If your employment is terminated by the Company without Cause, or if you terminate your employment for Good Reason, within 18 months following a Change in Control or Partial Change in Control, the Company shall make a payment to you equal to 110% of the amount of any forfeitures that you experience as a result of your termination of employment under any of the Company's pension, or profit sharing plans. If you experience forfeitures under the Accuride Cash Balance Pension Plan the amount of the Company's payment shall be equal to 110% of your unvested "Cash Balance Account" as defined in the Accuride Cash Balance Pension Plan, as it may be amended from time to time. The additional 10% payment provided for in this Section is to compensate you for the loss of the opportunity to defer taxes through a rollover of the forfeited amounts.

  6.
  CHANGE IN CONTROL AND PARTIAL CHANGE IN CONTROL DEFINED.

        For purposes of this Agreement, the term "Change in Control" shall mean and include (i) any sale, merger, consolidation, tender offer or similar acquisition of shares or other transaction or series of related transactions as a result of which at least a majority of the voting power of the Company is not held, directly or indirectly, by the persons or entities who held the Company's securities with voting power before such transactions or (ii) a sale or other disposition of all or a substantial part of the Company's assets, whether in one transaction or a series of related transactions; provided that, in the event of a transaction under either clause (i) or clause (ii) above, Kohlberg Kravis Roberts & Co. ("KKR") has liquidated at least 50% of its equity investment, as valued as of the date of the Change in Control, in the Company for cash consideration.

        For purposes of this Agreement, the term "Partial Change in Control" shall mean and include any transaction described in clause (i) or clause (ii) in the preceding paragraph, but without the proviso that KKR must liquidate 50% of its equity investment in the Company for cash consideration.

  7.
  GOOD REASON DEFINED.

        For purposes of this Agreement, "Good Reason" shall have different meanings depending on whether a Change in Control or a Partial Change in Control has occurred. Following a Change in Control, "Good Reason" shall mean the occurrence (without your prior express written consent) of any one of the following acts, or failures to act, unless, in the case of any act or failure to act described in clauses (a), (d), or (e) below, such act or failure to act is corrected by the Company prior to the date of termination specified in the Notice of Termination given by you in respect thereof not later than 60 days after the occurrence of the event that serves as the basis for the Notice of Termination:

          (a)  a significant change in your title, duties or responsibilities from those which are in effect immediately prior to the Change in Control which then results in a diminution in your position with the Company;

          (b)  a material reduction in your annual base salary or annual bonus opportunity as in effect as of the Change in Control unless such reduction is in connection with a general reduction of compensation at the Company affecting at least 90% of the officers of the Company which does not exceed 20% of your annual base salary;

          (c)  the relocation of the Company's principal executive offices to a location more than thirty (30) miles from its location on the date of this Agreement (or, if different, more than thirty (30) miles from where such offices are located immediately prior to any Change in Control) or the Company requiring you to be based anywhere other than the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with your business travel obligations as of the date of this Agreement;

          (d)  a reduction in the kind or level of employee benefits to which you are entitled immediately before a Change in Control, with the result that your overall benefit package is significantly reduced;

          (e)  any breach by the Company of any provision of this agreement applicable to it which is material and adverse to you;

          (f)    the failure of the Company to obtain a written agreement reasonably satisfactory to you from any successor to the Company (as described in Section 11) to perform this Agreement.

        If a Partial Change in Control (but not a Change in Control) has occurred, then "Good Reason" shall have the same meaning as in the case of a Change in Control, with the following limitations:

          (x)  A temporary change in your title, duties or responsibilities, as described in (a) above, shall not constitute Good Reason; provided that the change is part of an acceptable written transition plan that includes the following provisions:

            (i)    The transition plan provides that by the end of the transition period you will be employed by the combined entity in a position that is comparable to or better than the position that you held with the Company prior to the Partial Change in Control;

            (ii)  The transition period will last no more than 18 months unless you agree otherwise in writing. and

            (iii)  If you are relocated during the transition period, your compensation and benefits will be adjusted in the same fashion as described in (y) below.

          (y)  Your relocation described in clause (iii) above, will not constitute Good Reason as long as the following requirements are met:

            (i)    Your annualized salary must be no lower than the greater of your annualized base salary at the time of the Partial Change in Control or the annualized base salary of the person who previously had your title and/or responsibilities at the acquiring company;

            (ii)  All moving and relocation expenses will be paid for by the Company or reimbursed on a liberal basis, including a "gross-up" on any taxable expenditures, extended temporary living expenses and participation in home buy-out program that is at least as favorable to you as the Company's current executive home buy-out program;

            (iii)  You will receive a reasonable relocation bonus equal to two-months' salary to deal with incidentals and the inconvenience of moving; and

            (iv)  You will retain current (or similar) benefits and perquisites consistent with your position in the new company including equity incentive awards and a change in control or severance agreement equivalent to other executives in the new company; provided that in the event the new company does not then have change in control agreements for its executives, you and the new company will negotiate in good faith a mutually acceptable change in control agreement for your benefit.

        If any of the criteria in clauses (x) or (y) are not satisfied, you will have the option to elect to terminate employment and receive the full Change in Control package as if you had terminated for Good Reason.

  8.
  CAUSE DEFINED.

        For purposes of this Agreement, "Cause" shall mean (a) your continued willful failure, neglect or refusal to perform your duties with respect to the Company; (b) conduct by you involving (i) dishonesty, fraud, or breach of trust in connection with your employment or (ii) conduct which would be a reasonable basis for an indictment for a felony or for a misdemeanor involving moral turpitude; (c) your willful and continued failure or refusal to follow material directions of the Board or any other act of insubordination by you; or (d) willful malfeasance or willful misconduct by you which is injurious to the Company, monetarily or otherwise.

  9.
  CAP ON PAYMENTS.

          (a)    General Rules.    The Internal Revenue Code (the "Code") places significant tax burdens on you and the Company if the total payments made to you due to a Change in Control exceed prescribed limits. For example, if your "Base Period Income" (as defined below) is $100,000, your limit or "Cap" is $299,999. If your "Basic Payments" exceed the Cap by even $1.00, you are subject to an excise tax under Section 4999 of the Code of 20% of all amounts paid to you in excess of $100,000. In other words, if your Cap is $299,999, you will not be subject to an excise tax if you receive exactly $299,999. If you receive $300,000, you will be subject to an excise tax of $40,000 (20% of $200,000). In order to avoid this excise tax and the related adverse tax consequences for the Company, by signing this Agreement you agree that your Basic Payments will not exceed an amount equal to your Cap.

          (b)    Special Definitions.    For purposes of this Section, the following specialized terms will have the following meanings:

            (i)    "Base Period Income".    "Base Period Income" is an amount equal to your "annualized includable compensation" for the "base period" as defined in Sections 280G(d)(1) and (2) of the Code and the regulations adopted thereunder. Generally, your "annualized includable compensation" is the average of your annual taxable income from the Company for the "base period," which is the five calendar years prior to the year in which the Change in Control occurs. These concepts are complicated and technical and all of the rules set forth in the applicable regulations apply for purposes of this Agreement.

            (ii)    "Cap" or "280G Cap".    "Cap" or "280G Cap" shall mean an amount equal to 2.99 times your "Base Period Income". This is the maximum amount which you may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which the Company may pay without loss of deduction under Section 280G of the Code.

            (iii)    "Basic Payments".    The "Basic Payments" include any "payments in the nature of compensation" (as defined in Section 280G of the Code and the regulations adopted thereunder), made pursuant to this Agreement or otherwise, to you or for your benefit, the receipt of which is contingent on a Change in Control and to which Section 280G of the Code applies.

          (c)    Calculating the Cap.    If the Company believes that these rules will result in a reduction of the payments to which you are entitled under this Agreement, it will so notify you as soon as possible. The Company will then, at its expense, retain a "Consultant" (which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants) to provide an opinion or opinions concerning whether your Basic Payments exceed the limit discussed above. The Company will select the Consultant.

        At a minimum, the opinions required by this Section must set forth the amount of your Base Period Income, the value of the Basic Payments and the amount and present value of any excess parachute payments.

        If the opinions state that there would be an excess parachute payment, your payments under this Agreement will be reduced to the extent necessary to eliminate the excess such that no excise tax will be payable under Section 4999 of the Code in respect of your Basic Payments. You will be allowed to choose the payment that should be reduced or eliminated, but the payment you choose to reduce or eliminate must be a payment determined by such Consultant to be includable in Basic Payments. You will make your decision in writing and deliver it to the Company within 30 days of your receipt of such opinions. If you fail to so notify the Company, it will decide which payments to reduce or eliminate.

        If the Consultant selected to provide the opinions referred to above so requests in connection with the opinion required by this Section, a firm of recognized executive compensation consultants selected by the Company (which may, but is not required to be, the Consultant) shall provide an opinion, upon which such Consultant may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered before or after the Change in Control.

        If the Company believes that your Basic Payments will exceed the limitations of this Section, it will nonetheless make payments to you, at the times stated above, in the maximum amount that it believes may be paid without exceeding such limitations. The balance, if any, will then be paid after the opinions called for above have been received.

        If the amount paid to you by the Company is ultimately determined, pursuant to the opinion referred to above or by the Internal Revenue Service, to have exceeded the limitation of this Section, the excess will be treated as a loan to you by the Company and shall be repayable on the 90th day following demand by the Company, together with interest at the lowest "applicable federal rate" provided in Section 1274(d) of the Code. If it is ultimately determined, pursuant to the opinion referred to above or by the Internal Revenue Service, that a greater payment should have been made to you, the Company shall pay you the amount of the deficiency, together with interest thereon from the date such amount should have been paid to the date of such payment, at the rate set forth above, so that you will have received or be entitled to receive the maximum amount to which you are entitled under this Agreement.

            (d)    Calculations.    All determinations concerning the Cap (as well as any assumptions to be used in making such determinations) shall be made by the Consultant selected pursuant to Section 9(c). The Consultant shall provide you and the Company with a written notice of the Cap. The notice from the Consultant shall include any necessary calculations in support of its conclusions. All fees and expenses of the Consultant shall be borne by the Company.

        As a general rule, the Consultant's determination shall be binding on you and the Company. Section 280G and the excise tax rules of Section 4999, however, are complex and uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant's conclusions. If the Internal Revenue Service determines that the Cap is actually lower than calculated by the Consultant, the Cap will be recalculated by the Consultant. Any payment over that revised Cap will then be paid by you to the Company. If the Internal Revenue Service determines that the actual Cap exceeds the amount calculated by the Consultant, the Company shall pay you any shortage.

        The Company has the right to challenge any determinations made by the Internal Revenue Service. If the Company agrees to indemnify you from any taxes, interest and penalties that may be imposed upon you (including any taxes, interest and penalties on the amounts paid pursuant to the Company's indemnification agreement), you must cooperate fully with the Company in connection with any such challenge. The Company shall bear all costs associated with the challenge of any determination made by the Internal Revenue Service and the Company shall control all such challenges.

        You must notify the Company in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of excise taxes. Such notice shall be given as soon as possible but in no event later than 15 days following your receipt of notice of the Internal Revenue Service's position.

          (e)    Effect of Repeal or Inapplicablity.    In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect. Moreover, if the provisions of Sections 280G and 4999 of the Code do not apply to impose the excise tax to payments under this Agreement, then the provisions of this Section shall not apply.

  10.
  TERMINATION NOTICE AND PROCEDURE.

        Any termination by the Company or you of your employment shall be communicated by written Notice of Termination to you if such Notice of Termination is delivered by the Company and to the Company if such Notice of Termination is delivered by you, all in accordance with the following procedures:

          (a)  The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination.

          (b)  Any Notice of Termination by the Company shall be in writing signed by the President of the Company or a member of the Board who is not a Company employee, specifying in detail the basis for such termination.

          (c)  If the Company shall furnish a Notice of Termination for Cause and you in good faith notify the Company that a dispute exists concerning such termination within the 15 day period following your receipt of such notice, you may elect to continue your employment during such dispute. If it is thereafter determined that Cause did exist, your "Termination Date" shall be the earlier of (i) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 17 or (ii) the date of your death. If it is thereafter determined that Cause did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such notice.

          (d)  If the Company shall furnish a Notice of Termination by reason of Disability and you in good faith notify the Company that a dispute exists concerning such termination within the 15 day period following your receipt of such notice, you may elect to continue your employment during such dispute. The dispute relating to the existence of a Disability shall be resolved by the opinion of the licensed physician selected by Accuride; provided, however, that if you do not accept the opinion of the licensed physician selected by Accuride, the dispute shall be resolved by the opinion of a licensed physician who shall be selected by you; provided further, however, that if Accuride does not accept the opinion of the licensed physician selected by you, the dispute shall be finally resolved by the opinion of a licensed physician selected by the licensed physicians selected by Accuride and you, respectively. If it is thereafter determined that a Disability did exist, your Termination Date shall be the earlier of (i) the date on which the dispute is resolved or (ii) the date of your death. If it is thereafter determined that a Disability did not exist, your employment shall continue as if the Company had not delivered its Notice of Termination and there shall be no Termination Date arising out of such notice. For purposes of this Agreement, "Disability" shall mean your inability to perform your customary duties for the Company due to a physical or mental condition that is considered to be of long-lasting or indefinite duration.

          (e)  If you in good faith furnish a Notice of Termination for Good Reason and the Company notifies you that a dispute exists concerning the termination within the 15 day period following the Company's receipt of such notice, you may elect to continue your employment during such dispute. If it is thereafter determined that Good Reason did exist, your Termination Date shall be the earlier of (i) the date on which the dispute is finally determined, either by mutual written agreement of the parties or pursuant to the alternative dispute resolution provisions of Section 17, (ii) the date of your death, or (iii) one day prior to the 18 month anniversary of a Change in Control, and your payments hereunder shall reflect events occurring after you delivered Notice of Termination. If it is thereafter determined that Good Reason did not exist, your employment shall continue after such determination as if you had not delivered the Notice of Termination asserting Good Reason.

          (f)    If you submit a Notice of Termination for Good Reason, and the Company successfully contests the grounds you set forth in such Notice of Termination, at the Company's discretion you may be deemed to have voluntarily terminated your employment other than for Good Reason regardless whether you elect to continue employment pending resolution of the dispute regarding your Notice of Termination.

          (g)  If the Company submits a Notice of Termination for Cause, and you successfully contest the grounds set forth in such Notice of Termination, the Company will be deemed to have terminated you other than by reason of Disability or Cause if you do not elect to continue employment pending resolution of the dispute regarding your Notice of Termination.

          (h)  For purposes of this Agreement, a transfer from Accuride to one of its subsidiaries or a transfer from a subsidiary to Accuride or another subsidiary shall not be treated as a termination of employment. Such a transfer may, however, in certain circumstances, provide you with Good Reason to terminate employment pursuant to Section 7.

  11.
  SUCCESSORS.

        Accuride will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Accuride or any of its subsidiaries to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Accuride or any subsidiary would be required to perform it if no such succession had taken place. Failure of Accuride to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to the compensation described in this Agreement to which you would be entitled hereunder as if you terminate your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, "Accuride" shall mean Accuride as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

  12.
  BINDING AGREEMENT.

        This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

  13.
  NOTICE.

        For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to Accuride shall be directed to the attention of the President of the Company or a member of the Board who is not a Company employee with a copy to the Secretary of Accuride, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

  14.
  MISCELLANEOUS.

        No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the President of the Company or a member of the Board who is not a Company employee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Indiana without regard to its conflicts of law principles. All references to sections of the Securities Exchange Act of 1934 or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company that arise prior to the expiration of this Agreement shall survive the expiration of the term of this Agreement.

  15.
  VALIDITY.

        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  16.
  COUNTERPARTS.

        This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

  17.
  ALTERNATIVE DISPUTE RESOLUTION.

          (a)    Mediation.    Unless otherwise provided herein (such as in Sections 9 and 10(d)), any and all disputes arising under, pertaining to or touching upon this Agreement or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to Section 17(d). Notwithstanding the foregoing, both you and Accuride may seek preliminary judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this Section 17. Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the business address of Accuride, or at your last known residence address, respectively. The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to the parties in Evansville, Indiana, within 30 days of the date of selection or appointment of the mediator.

          (b)    Arbitration.    In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before a single independent arbitrator selected pursuant to Section 17(d). The mediator shall not serve as arbitrator. TO THE EXTENT ALLOWABLE UNDER APPLICABLE LAW, ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, BREACH OF CONTRACT OR POLICY, OR EMPLOYMENT TORT COMMITTED BY ACCURIDE OR A REPRESENTATIVE OF ACCURIDE, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS POLICY AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL. The arbitration hearing shall occur at a time and place convenient to the parties in Evansville, Indiana, within 30 days of selection or appointment of the arbitrator. If Accuride has adopted a policy that is applicable to arbitrations with executives, the arbitration shall be conducted in accordance with said policy to the extent that the policy is consistent with this Agreement and the Federal Arbitration Act, 9 U.S.C. §§ 1-16. If no such policy has been adopted, the arbitration shall be governed by the National Rules for the Resolution of Employment Disputes of AAA in effect on the date of the first notice of demand for arbitration. The arbitrator shall issue written findings of fact and conclusions of law, and an award, within 15 days of the date of the hearing unless the parties otherwise agree.

          (c)    Damages.    In cases of breach of contract or policy, damages shall be limited to contract damages. In cases of discrimination claims prohibited by statute, the arbitrator may direct payment consistent with the applicable statute. In cases of employment tort, the arbitrator may award punitive damages if proved by clear and convincing evidence. The arbitrator may award attorneys' fees to the prevailing party and assess costs against the non-prevailing party, only in accordance with Section 18 of this Agreement. Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, except that Court review of the arbitrator's award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

          (d)    Selection of Mediators or Arbitrators.    The parties shall select the mediator or arbitrator from a panel list made available by the AAA. If the parties are unable to agree to a mediator or arbitrator within 10 days of receipt of a demand for mediation or arbitration, the mediator or arbitrator will be chosen by alternatively striking from a list of five mediators or arbitrators obtained by Accuride from AAA. You shall have the first strike.

  18.
  EXPENSES AND INTEREST.

        If a good faith dispute shall arise with respect to the enforcement of your rights under this Agreement or if any arbitration or legal proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, and you are the prevailing party, you shall recover from the Company any reasonable attorneys' fees and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and prejudgment interest on any money judgment obtained by you calculated at the rate of interest announced by Citibank from time to time as its prime rate from the date that payments to you should have been made under this Agreement. It is expressly provided that the Company shall in no event recover from you any attorneys' fees, costs, disbursements or interest as a result of any dispute or legal proceeding involving the Company and you.

  19.
  PAYMENT OBLIGATIONS ABSOLUTE.

        Accuride's obligation to pay you the compensation and to make the arrangements in accordance with the provisions herein shall be absolute and unconditional and shall not be affected by any circumstances; provided, however, that the Company may apply amounts payable under this Agreement to any debts owed to the Company by you on your Termination Date. All amounts payable by the Company in accordance with this Agreement shall be paid without notice or demand. If the Company has paid you more than the amount to which you are entitled under this Agreement, the Company shall have the right to recover all or any part of such overpayment from you or from whomsoever has received such amount.

  20.
  ENTIRE AGREEMENT.

        This Agreement, the Accuride Corporation Separation Pay Plan, and severance agreement between you and the Company, and any Stock Option Agreements set forth the entire agreement between you and the Company concerning the subject matter discussed in such agreements and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether written or oral, by any officer, employee or representative of the Company. Any prior agreements or understandings with respect to the subject matter set forth in the aforementioned agreements are hereby terminated and canceled.

  21.
  DEFERRAL OF PAYMENTS.

        To the extent that any payment under this Agreement, when combined with all other payments received during the year that are subject to the limitations on deductibility under Section 162(m) of the Code, exceeds the limitations on deductibility under Section 162(m) of the Code, such payment shall, in the discretion of the Company, be deferred to the next succeeding calendar year. Such deferred amounts shall be paid no later than the 60th day after the end of such next succeeding calendar year, provided that such payment, when combined with any other payments subject to the Section 162(m) limitations received during the year, does not exceed the limitations on deductibility under Section 162(m) of the Code.

  22.
  PARTIES.

        This Agreement is an agreement between you and Accuride. In certain cases, though, obligations imposed upon Accuride may be satisfied by a Accuride subsidiary. Any payment made or action taken by a Accuride subsidiary shall be considered to be a payment made or action taken by Accuride for purposes of determining whether Accuride has satisfied its obligations under this Agreement.

        If you would like to participate in this special benefits program, please sign and return the extra copy of this letter which is enclosed.

Sincerely,

William P. Greubel President & CEO Accuride Corporation

Enclosure

ACCEPTANCE

        I hereby accept the offer to participate in this special benefit program and I agree to be bound by all of the provisions noted above.

Tier II Employee Title

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Tier II Employee Change in Control Agreement